Exhibit 10.5
CONSULTING AGREEMENT
     AGREEMENT, made as of the 1st day of August, 2007, by and between Jefferies & Company, Inc., a Delaware corporation with offices at 520 Madison Avenue, New York, New York 10022 (hereinafter referred to as the “Company”), and Maxine Syrjamaki, residing at 3006 Queensbury Drive, Los Angeles, California 90064 (hereinafter referred to as “Syrjamaki”).
WITNESSETH:
     WHEREAS, Syrjamaki has served the Company for many years as its Executive Vice President and Controller, and during such years of service has developed substantial knowledge of the Company’s business operations and strategies; and
     WHEREAS, Syrjamaki has tendered her resignation as an employee of the Company, effective July 31, 2007; and
     WHEREAS, the Company wishes to assure itself of ready access to Syrjamaki’s knowledge of the Company’s business, after such resignation;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Consulting Services
     Subject to the terms and conditions hereof, the Company hereby agrees to retain Syrjamaki, and Syrjamaki hereby agrees to be retained by the Company, to act as a consultant for the Company term commencing on August 1, 2007 (the “Effective Date”) and ending on July 31, 2008, or such earlier date as this Agreement may be terminated pursuant to Section 5(a) hereof (the “Term”).
     2. Scope of Consulting Responsibilities
     During the Term, Syrjamaki agrees to make herself available to advise and consult with, and assist, the Company (including any successor or assign) as requested by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or any member of the Company’s Finance Department. The Company shall make available to Syrjamaki such documents and information as may be required for Syrjamaki to perform her services hereunder.
     3. Consulting Fees
          (a) As compensation for the services to be rendered by Syrjamaki hereunder during the Term, and for Syrjamaki’s other obligations under this Agreement, the Company shall pay to Syrjamaki $26,041.66 per month, in equal installments on the 15th and last day of each month during the Term, prorated for any month during which services are not provided for a full month.

          (b) During the Term, Syrjamaki shall be entitled to reimbursement for all normal and reasonable expenses necessarily incurred by her in the performance of her services for the Company under this Agreement, provided that the Company has approved such expenses.
     4. Independent Contractor Relationship.
          (a) Syrjamaki and the Company acknowledge the relationship created by this Agreement is, respectively, that of independent contractor and principal. Syrjamaki is not an employee of the Company and is not entitled to any employment rights or benefits from the Company, and nothing contained herein shall be construed to create an employment relationship between the Company and Syrjamaki.
          (b) In accordance with Syrjamaki’s independent contractor status, the Company will not withhold or pay employment taxes unless instructed to do so by tax authorities. Syrjamaki agrees to pay all of her own taxes as required by law.
          (c) During and after the term of this Agreement, Syrjamaki will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for her own benefit or for the benefit of anyone other than the Company, any confidential information of the Company or Jefferies Group, Inc. or any of their affiliates, whether or not reduced to writing or physical embodiment and whether prepared by Syrjamaki or not, including but not limited to: research, processes, procedures, marketing techniques, marketing and business development plans, client data and financial information; provided, however, that any such confidential information may be disclosed in good faith by Syrjamaki in connection with the performance of her duties under this Agreement. Syrjamaki shall have no obligation hereunder to keep any confidential information confidential if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Syrjamaki shall provide the Company with prompt notice of such requirement, prior to making the disclosure, so that the Company may seek an appropriate protective order. For purposes of this Section 4(c), the term “confidential information” shall not be deemed to include information publicly known in the trade at the time Syrjamaki first learns of the information or which later becomes commonly known in the trade, other than as a result of a disclosure by her; nor shall the term include general knowledge or general trade information which Syrjamaki independently learns.
     The terms of this Section 4(c) shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor. If Syrjamaki breaches her obligations in any material respect under this Section 4(c), the Company and Jefferies Group, Inc. in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to Syrjamaki.
          (d) The consulting services called for by this Agreement shall be performed personally by Syrjamaki.

          (e) During the Term of this Agreement, Syrjamaki agrees that she will abide by the Company’s policies relating to the trading of Jefferies Group, Inc. securities and such other policies as may be applicable to her.
     5. Termination
          (a) This Agreement may be terminated by either party hereto upon sixty days’ written notice to the other.
          (b) Termination of this Agreement shall not alter or impair any obligations of the Company to Syrjamaki accrued under this Agreement prior to the date of termination, nor shall any amounts paid prior to the date of termination be subject to any reduction or offset by reason thereof.
     6. Assignability.
     Except insofar as this provision may be contrary to applicable law, neither this Agreement nor any benefits under or interests in this Agreement shall be assignable or transferable by Syrjamaki.
     7. Governing Law
     This Agreement is made and executed and shall be governed by the laws of the State of New York, without giving effect to choice of law principles.
     8. Complete Agreement.
     The provisions herein contain the entire agreement and understanding of the parties and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter hereof. There have been no representations, inducements, promises or agreements of any kind that have been made by either party, or by any person acting on behalf of either party, which are not embodied herein. The provisions hereof may not be changed or altered except in writing duly executed by Syrjamaki and a duly authorized agent of the Company.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Jefferies & Company, Inc.
By:	/s/ Melvin W. Locke, Jr.	/s/ Maxine Syrjamaki
	Melvin W. Locke, Jr.	Maxine Syrjamaki
Executive Vice President

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